Exhibit 99.1

PepsiCo Posts Historical Financial Information Reflecting Organization and Calendar Changes

PURCHASE, NY (April 10, 2003) — PepsiCo today said it has posted on its website at www.pepsico.com 2002 and 2001 financial information reflecting the following previously announced adjustments:

•	The combination of Pepsi-Cola North America (PCNA) and Gatorade/Tropicana North America (GTNA) into PepsiCo Beverages North America (PBNA);

•	The combination of Frito-Lay International (FLI) and PepsiCo Beverages International (PBI) into PepsiCo International (PI);

•	The change in the reporting calendar for the Quaker U.S. businesses (Gatorade and Quaker snacks and U.S. foods) from months to fiscal periods; and

•	The reclassification of divested businesses from line of business results to a separate line item. Divested businesses include our Quaker Foods North America (QFNA) Mission pasta business, which was sold in 2003, as well as our QFNA bagged cereal business and our FLI Colombia and Venezuela foods businesses, sold in 2002. The businesses sold in 2002 were reclassified and reflected as divested businesses in our 2002 Annual Report.

These changes do NOT affect full year total volume, total net sales, total operating profit, net income or earnings per share. The changes simply adjust results by quarter and by division.